Exhibit 10.1

AGREEMENT

THIS AGREEMENT, dated as of December 26, 2017, is made by and among Yangtze River Development Limited (“Party A”) and below companies (collectively as “Party B”) in Wuhan, China:

Fujian Yuesheng Industrial Development Limited福建越昇实业发展有限公司

Wuhan Wangxi Energy Investment Group Limited武汉旺禧能源投资集团有限公司

Fujian Taihui Industrial Development Limited 福建泰晖实业发展有限公司

Wuhan Xinhe Industrial Investment Limited 武汉欣和实业投资有限公司

Fuzhou Xiangcen Industrial Limited 福州祥岑实业有限公司

Fuzhou Kexin Asset Management Limited 福州可信资产管理有限公司

Fuzhou Fuyi Trading Limited 福州福溢贸易有限公司

Wuhan Xirong Industrial Limited 武汉玺荣实业有限公司

WHEREAS:-

Party A and Party B, through friendly consultation and in accordance with relevant laws and regulations, intend to acquire companies whereas Party A acquires the equity interest in Wuhan Economic Development Port Co., Limited (武汉经开港口股份有限公司, registered in China, hereinafter referred to as "Target Company B") held by Party B; and Party B acquires the equity interest held by Party A in Energetic Mind Limited (an entity registered in BVI, hereinafter referred to as "Target Company A"), and have reached the following agreements.

A.	ACQUISTION BY PARTY A
(I)	Party A intends to acquire Target Company B formerly known as Hubei Yufeng Terminal Development Limited., now Wuhan Economic Development Port Limited.

(II)	Party A intends to acquire a total of 100% stake in Target Company B collectively held by following Party B entities on following equity ratio:

1.       Fujian Yuesheng Industrial Development Limited 55.03%;

2.       Wuhan Wangxi Energy Investment Group Limited 20.64%;

3.       Fujian Taihui Industrial Development Limited 9.17%;

4.       Wuhan Xinhe Industrial Investment Limited 6.88%;

5.       Fuzhou Xiangcen Industrial Limited. 5.06%;

6.       Fuzhou Kexin Asset Management Limited 1.24%;

7.       Fuzhou Fuyi Trading Limited 1.24%;

8.       Wuhan Xirong Industrial Limited 0.74%.

(III)	Target Company B has obtained the Commitment Letter of Permanent and Exclusive Ownership Transferred to Wuhan Economic Development Port Co., Limited in accordance with “Investment and Construction Agreement of Shamou Port Area of Wuhan Newport” (7060 meter shoreline) to be signed between Wuhan Xinhe Industrial Investment Limited. And Hannan District People’s Municipal Government on April 18, 2010 signed by Wuhan Xinhe Industrial Investment Limited.

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

1

(IV)	Reorganization of Target Company B
1.	On or before December 29, 2017, Party B should arrange ownership of 100% interest in Hubei Taiding Container Port Limited. and Wuhan Economic Development Port Logistics Limited respectively.
2.	On or before December 29, 2017, all the members (excluding Fujian Yuesheng Industrial Development Limited, hereinafter “Fujian Yuesheng”) of Party B will transfer their equity interests in Target Company B currently held by eight shareholders to Fujian Yuesheng exclusively by then Target Company B will become a whole-owned subsidiary of Fujian Yuesheng. At the same time, Target Company B will be converted from a company limited liability company into a limited liability company and renamed Wuhan Economic Development Port Limited.
3.	After the seven members of Party B transfer their equity interest in "Target Company B" exclusively to Fujian Yue Sheng, Fujian Yuesheng will be fully representing Party B to sign the supplemental agreement with Party A in the future (if necessary), coordinate the handovers and decide on the termination or renewal of this Agreement and other matters.
4.	Party B shall designate Mr. Wang Kaiwei or a person authorized by Mr. Wang Kaiwei to hold 100% stake in a British Virgin Islands company which in turn holds 100% share in a Hong Kong company and shall handle the notarization of the Hong Kong company in Hong Kong. Afterwards Fujian Yuesheng will transfer its 100% stake in Target Company B to the Hong Kong company, so that the Target Company B, i.e. Wuhan Economic Development Port Limited will become a Hong Kong-owned entity.

(V)	Target Company B and its affiliate companies within the corporate structure are legal entities that are established and existing according to laws and regulations. They have the capacity of independent civil conduct and legally hold the said equity interests. The said equity interests are not under any guarantee, pledge or received any restrictions from the judicial department; nor any third party other than this Agreement have signed any transfer. They hereby guarantee that actions or behaviors in contrary to the above acts will not happen within the effective period of this Agreement.

(VI)	After the signing of this agreement, Party A will proceed with the acquisition of the target company for due diligence purpose as well as hire an accountant to conduct major audit on Target Company B, i.e. Wuhan Economic Development Limited, according to the United States accounting standards.

B.	ACQUITISION BY PARTY B
(I)	Party B intends to acquire 100% stake in Target Company A.
(II)	Target Company A currently holds 100% interest in Ricofeliz Capital (Hong Kong) Limited, an entity registered in Hong Kong.
(III)	Ricofeliz Capital (Hong Kong) Limited owns 100% interest in Wuhan Yangtze River Newport Logistics Co., Ltd. (a Hong Kong wholly-owned entity registered in Wuhan).
(IV)	All the above-mentioned companies of Party A are legally established and existing corporate entities with independent civil capacity and hold the said equity according to laws and regulations. The said equity is not guaranteed, pledged or received any restrictions from the judicial department, nor any third party other than this Agreement have signed any transfer. They hereby guarantee that actions or behaviors in contrary to the above acts will not happen within the effective period of this Agreement.
(V)	On the day Party A and Party B close the acquisition deal, Mr Wang Kaiwei, on behalf of Party B, shall receive the 100% equity of Target Company A.

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

2

C.	ACQUISITION SCHEDULE

After the signing of this Agreement, both parties undertake due diligence on the companies within corporate structure of the target companies and settle their deliveries within three working days upon the completion of the due diligence. The settlement shall be completed no later than March 31, 2018, after which this Agreement will be considered invalid, unless both parties agree and sign an extension agreement.

D.	CONSIDERATION
(I)	The consideration of the acquisitions of both parties is calculated basing on the following data:
a.	the unaudited financial statements of the third quarter of 2017;
b.	Party B’s proposed consideration mainly base on:
1.	The Feasibility Study of Wuhan Economic Development Integrated Ferry Terminal Project prepared by Guangdong Shipping Planning and Design Institute Ltd. in November 2017;
2.	The Assessment Report on the Market Value of the Fixed Assets and Intangible Assets of Wuhan Economic Development Port Co., Ltd. dated December 14, 2017 issued by Hubei Tianheng Assets Appraisal Limited under the reference "Hubei Tianheng Pingzi <2017> No.12-14.
c.	After both parties have fully discussed and agreed that the considerations of the target companies should be first offset against both parties proposed prices leaving the balance be settled by Party A by paying Party B RMB600 million (or USD 91 million).

E.	PAYMENT SCHEDULE
(I)

Upon initial results of due diligence and auditing, Party A pays sums of fund in foreign currency equivalent to RMB30 million into a Hong Kong bank account assigned by the ultimate controlling person of Target Company B.  The deposit prepaid by Party A to Party B shall be deemed as part of settlement when both parties proceed to close the transactions.  If final due diligence has not been passed by Party A, Party B shall, on or before 31 March 2018, return to Party A the prepaid fund in foreign currency equivalent to the abovementioned RMB amounts.

(II)	Within 3 working days after the final due diligence has been completed, according to the stipulations in Article C of this Agreement, at the latest by March 31, 2018, the date of completion of the acquisition of the target companies by both parties, the consideration should be settled by Party A paying an amount in foreign currency equivalent to RMB 570 million to a Hong Kong bank account assigned by the ultimate controlling person of Target Company B; or by Party A issuing to Party B a convertible note priced at the closing price of the day prior to the transaction at the rate of 7% per annum.
(III)	Upon completion of the transactions per this Agreement, Party A and Wang Kaiwei or the authorized person holding the 100% shares of post-reorganized Target Company B, the Hong Kong Company and Mr Wang Kaiwei (or a person he authorizes), sole shareholder of the BVI Company, shall move to the final step to sign the transaction agreement.

F.	RESPONSIBILITIES

The responsibilities of both parties are specified as follows:

Party A:

1.	Collaborate and assist Party B in the due diligence;
2.	Hire at its own cost a US qualified accounting firm to conduct audit on Target Company B and the companies within the corporate structure;
3.	Actively help the due diligence progress in the hope of early completion of the transaction;
4.	Pay Party B the settlement of transactions according to the provisions and the requirements of this Agreement;
5.	Party B promises not to fire any employee of Target Company B and its subsidiaries to ensure smooth operation of Target Company B, its subsidiaries and projects.
6.	Comply with and fulfill all the provisions of this Agreement.

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

3

Party B:

1.	Cooperate with Party A on the due diligence;
2.	Provide Party A with all the documents and information of Target Company B, including but not limited to various contracts, agreements, letters, approvals, reports, financial and accounting documents, assets and liabilities items or checklists, various licenses, permits and personnel lists and introduction and so on;
3.	Provide relevant information about its related and affiliated parties, ensure the related parties cooperate and solve all issues raised in the due diligence at the request of Party A;
4.	Ensure the information provided is complete and true, without any omission, concealment or falsehood and bear all the consequences and liabilities as a result of the aforesaid behaviors before and after the transaction
5.	Comply with and fulfill all the provisions of this Agreement.

G.	EFFECTIVENESS

This Agreement shall be effective upon the signing of the legal representative of both Party A and Party B and by affixing the official seal of Party B.

H.	BREACH OF CONTRACT
(I)	Both Party A and Party B shall fully perform the stipulations in this agreement. Any party that fails to perform the stipulations in this agreement shall be regarded as a breach of contract. The observant party shall have the right to require the default party to pay liquidated damages and compensate for the corresponding losses;
(II)	The liquidated damages in this Agreement is RMB 30 million or equivalent in foreign currency. The loss only refers to the direct and actual losses, excluding the others fees.
(III)	The observant party when investigating the default party on the breach of contract, it may at the same time choose to terminate this Agreement or require the default party to continue to implement this agreement.

I.	REVISIONS AND TERMINATION
(I)	A written supplemental agreement need to be signed through consensus of both parties before this Agreement can be changed or supplemented.
(II)	Upon agreement of both parties, this Agreement can be terminated upon any of the following circumstances:
(a)	The obligations of Party A and Party B fulfilled in accordance with this Agreement have all been fulfilled, and the rights under this Agreement have been fully realized.
(b)	After both parties agreed to rescind this Agreement;
(c)	The acquisition and transfer as stipulated in this Agreement have not been approved by the relevant governing authorities.

Party B shall return the upfront deposit paid by Party A in full within 10 days after both parties agree to terminate this Agreement due to reason (b) or (c) above.

(III)	After the termination of the rights and obligations of this Agreement, the parties should abide by the principle of honesty and credit, according to the usual transaction practice to comply with obligations such as delivery of notices, assistance, confidentiality and so forth.

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

4

J.	CONFIDENITIALITY

Neither party shall disclose, disclose or disseminate the trade secrets to the public or any third party for the production, operation, investment and any other trade secrets of the counterparty as it is consulted, signed or performed in the course of negotiation, nor shall it utilize these trade secrets for the benefit of oneself or any other person unless it is: (1) required by law or regulatory authority; (2) required by the public interest; (3) agreed by the other party in writing in advance.

K.	SUPPLEMENTARY PROVISIONS
(I)	Any dispute arising from the performance of this Agreement shall be dealt with by both parties as best as possible through friendly consultation. If no settlement can be reached through negotiation, either party may institute legal proceedings in the people's court to which it belongs.
(II)	Matters not covered in this Agreement shall be settled by both parties on the principle of amicable negotiation and may separately sign the Supplemental Agreement which has the same legal effect as this Agreement.
(III)	This Agreement is in nonuplicate whereas Party A and Party B each holds one copy.

[Signing page follows]

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

5

PARTY A

Signed by CEO:

PARTY B:

Fujian Yuesheng Industrial Development Limited (with seal)

Signed by Legal Representative:

Wuhan Wangxi Energy Investment Group Limited: (with seal)

Signed by Legal Representative:

Fujian Taihui Industrial Development Limited: (with seal)

Signed by Legal Representative:

Wuhan Xinhe Industrial Investment Limited: (with seal)

Signed by Legal Representative:

Fuzhou Xiangcen Industrial Limited: (with seal)

Signed by Legal Representative:

Fuzhou Kexin Asset Management Limited: (with seal)

Signed by Legal Representative:

Fuzhou Fuyi Trading Limited: (with seal)

Signed by Legal Representative:

Wuhan Xirong Industrial Limited: (with seal)

Signed by Legal Representative:

Guarantor of Party B:

Signed by WANG Kaiwei,

Date: December 26 2017

Venue: Wuhan, China

AGREEMENT – Acquisition of Wuhan Economic Development Port Limited

6